EXHIBIT 10.2
THE DUN & BRADSTREET CORPORATION
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN
(As Amended and Restated effective December 6, 2005)
1. Directors who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”) may irrevocably elect (a) on or before September 30, 2000, to have payment of all or a specified part (in multiples of 5%) of all cash annual retainer and committee chair retainer fees payable to them for their services as Directors during the period commencing October 1, 2000 and terminating on December 31, 2000, deferred until they cease to be Directors of the Company, and (b) on or before December 31 of any year following 2000 to have payment of such fees during the calendar year following such election and succeeding calendar years deferred until they cease to be Directors of the Company. All previously effective elections which were made prior to 2000 shall not be applicable to any fees payable on or following October 1, 2000. Any person, not an employee, who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, within 30 days of the date on which his or her term as a Director begins, to have payment of all or a specified part of such fees for the remainder of such calendar year and for succeeding calendar years so deferred. Any such election shall be made in the manner specified by the Compensation and Benefits Committee of the Board (the “Committee”) or its delegee. The “Company” means The New Dun & Bradstreet Corporation, to be renamed “The Dun & Bradstreet Corporation” after the shares of the New Dun & Bradstreet Corporation are distributed, in 2000, as a dividend to the shareholders of The Dun & Bradstreet Corporation (“D&B”) (the “Spinoff”).
2. All deferred fees shall be held in the general funds of the Company. Amounts deferred by each Director shall be credited to an account in his or her name, which is adjusted periodically according to deemed investments elected by the Director. Credits to each Director’s account and adjustments for the performance of the funds in which the account is deemed to be invested shall be made in the same manner as credits and adjustments are made to participants’ accounts in the Company’s Profit Participation Plan (or successor plan) (the “Employee Plan”).
     Each Director may select from one or more of the funds available in the Employee Plan for the deemed investment of fees deferred into the account described above. Deemed investment elections shall be in increments of 1% and shall be made in the manner specified by the Committee or its delegee. Each Director will have an opportunity to select the fund(s) into which deferred fees are deemed to be invested, at the time he or she initially elects to defer the fees. Subject to the limitation described below with respect to the Dun & Bradstreet Common Stock Fund, Directors may make new deemed investment elections applicable to existing account balances or future deferrals, or both, at any time. Such elections shall be effective as of the date comparable elections under the Employee Plan would be effective. In the event a Director fails to make a deemed investment election concurrent with a deferral election, his or her most recent deemed investment election shall be applied to amounts deferred pursuant to the election. If the Director does not have a deemed investment election on file with the Company, his or her deferrals shall be deemed to be invested in the Special Fixed Income Fund.
     Solely with respect to amounts deferred after December 31, 2005, any amount deferred by a Director that is, pursuant to his or her election, deemed to be invested in the Dun & Bradstreet Common Stock Fund immediately upon deferral shall be credited to the Director’s account in an amount equal to 110% of the amount deferred (with such full amount treated as deferred fees for all purposes hereunder). Notwithstanding anything herein to the contrary, the deemed investment of any such deferrals (as well as the additional 10% credited pursuant to the preceding sentence), as adjusted according to the performance of the fund, may not be changed for a period of three

(3) years from the date the deferral is initially credited to the account.
3. With respect to each Non-Employee Director who was a non-employee director of The Dun & Bradstreet Corporation prior to the Spinoff, the portion of each such Director’s account deemed to be invested in the Dun & Bradstreet Common Stock Fund (the “D&B Fund”) as of September 30, 2000 shall be converted into deemed investments in a New Dun & Bradstreet Common Stock Fund and a Moody’s Legacy Fund, as follows: each Director shall have (a) a number of deemed shares of Company stock credited to the New Dun & Bradstreet Common Stock Fund under the Plan equal to the number of deemed shares of D&B stock such Director held under the D&B Fund on September 30, 2000, multiplied by 50%, and (b) a number of deemed shares of Moody’s stock credited to the Moody’s Legacy Fund under the Plan equal to the number of deemed shares of D&B stock such Director held under the D&B Fund on September 30, 2000. Notwithstanding any other provision of this Plan, no other deferrals, reallocations or transfers may be made into the Moody’s Legacy Fund.
4. The aggregate balance in the Director’s account, giving effect to the investment performance of the fund(s) to which deferred fees were credited, shall be paid to the Director in five or ten annual installments or in a lump sum, as the Director shall elect in the notice referred to in Paragraph 1 above. The first installment (or lump sum payment if the Director so elects) shall be paid on the tenth day of the calendar year immediately following the calendar year in which the Director ceases to be a Director of the Company, and subsequent installments shall be made on the tenth day of each succeeding calendar year until the entire amount credited to the Director’s account shall have been paid. The amount of each installment shall be determined by multiplying the balance credited to the Director’s account as of the December 31 immediately preceding the installment payment date by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installment payments over which payment of such amount is to be made, less the number of installments theretofore made. Thus, if payment is to be made in ten installments, the fraction for the first installment shall be 1/10th, for the second installment 1/9th, and so on.
5. If a Director should die before full payment of all amounts credited to the Director’s account, the full amount credited to the account as of December 31 of the year of the Director’s death shall be paid on the tenth day of the calendar year following the year of death to the Director’s estate or to such beneficiary or beneficiaries as previously designated by the Director in a written notice delivered to the Secretary of the Company.
6. A Director’s election to defer compensation shall continue until a Director ceases to be a Director or until the Director changes or terminates such election by notice given in the manner specified by the Committee or its delegee. Any such notice of change or termination shall become effective as of the end of the calendar year in which such notice is given. Amounts credited to the account of a Director prior to the effective date of such change or termination shall not be affected thereby and shall be paid to the Director only in accordance with Paragraph 3 (or Paragraph 4 in the event of death) above.
7. The right of a Director to any deferred fees and/or the interest thereon shall not be subject to assignment by the Director. If a Director does make an assignment of any deferred fees and/or the interest thereon, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment has been made.

8. If there is a “Change in Control” of the Company, as defined in Paragraph 9:
     a) The total amount to the credit of each Director’s account under the Plan shall be paid to the Director in a lump sum within 30 days from the date of such Change in Control; provided, however, if such payment is not made within such 30-day period, the amount to the credit of the Director’s account shall be credited with interest from the date of such Change in Control until the actual payment date at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the Change in Control occurred.
     b) The total amount credited to each Director’s account under the Plan from the date of the Change in Control until the date the Director ceases to be a Director shall be paid to the Director in a lump sum within 30 days from the date the Director ceases to be a Director.
     c) If a Director elects to change or terminate an election with respect to the deferral of fees by written notice given in the manner specified by the Committee or its delegee, and such notice is given during the calendar year in which a Change in Control occurs and on or before the date of the Change in Control, the change or termination of election shall become effective as of the date of the Change in Control. If such notice is given subsequent to the date of the Change in Control, it shall become effective as of the end of the calendar year in which the notice is given.
9. A “Change in Control” of the Company shall mean the occurrence of any of the following events:
     a) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;
     b) during any period of twenty-four months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new Director (other than (1) a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section, (2) a Director designated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (3) a Director designated by any

Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;
     c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (1) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (2) after which no Person would hold 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or
     d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
10. Notwithstanding any provision herein to the contrary, amounts payable under this Plan shall not be funded and shall be made out of the general funds of the Company; provided, however, that the Company reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan; provided, further, however, that upon the occurrence of a “Potential Change in Control” of the Company, as defined below, the appropriate officers of the Company are authorized to make transfers to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Directors required pursuant to Paragraph 8 of this Plan in the event of a Change in Control of the Company; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Company’s obligations under this Plan to the extent made from such trust fund.
     For the purposes of this Plan, “Potential Change in Control” means:
     a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;
     b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;
     c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company’s then outstanding securities, increases such person’s beneficial ownership of such securities by 5% or more over the percentage so owned by such person; or
     d) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.
11. The Compensation and Benefits Committee of the Board (the “Committee”) shall be responsible for the administration of the Plan and may delegate to any management committee, employee, Director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have full authority to interpret the provisions of the Plan and construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable, other than those determinations delegated to management employees or independent third parties by the Board. All of its rules, interpretations and decisions shall be applied in a uniform manner to all Directors similarly situated and decisions of the Committee shall be conclusive and binding on all persons. Any action permitted to be taken by the Committee may be taken by the Board of Directors, in its discretion.

12. Neither participation in the Plan nor any action under the Plan shall be construed to give any Director a right to be retained in the service of the Company.
13. The Plan may be modified, amended or revoked at any time by the Board of Directors of the Company.
14. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

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